AMERICA FIRST APARTMENT INVESTORS, INC. ANNOUNCES

RESULTS FOR THE SECOND QUARTER 2007

OMAHA, Neb.—(August 8, 2007)—America First Apartment Investors, Inc. (NASDAQ: APRO (the “Company” or “APRO”)), a multifamily real estate investment trust, today announced its financial results for the second quarter ended June 30, 2007.

The Company reported a net loss for the three and six months ended June 30, 2007 of $1.8 million, or $0.16 per share, and $2.9 million, or $0.26 per share, respectively. This compares to net income of $17.3 million, or $1.57 per share, and $17.5 million, or $1.58 per share for the three and six months ended June 30, 2006. The net losses for the three and six months ended June 30, 2007 are largely attributable to costs incurred as a result of the Company’s evaluation of strategic alternatives, and increased depreciation and amortization resulting from the acquisition of additional multifamily apartment properties during 2006. Contributing to the net income realized in the three and six months ended June 30, 2006 was a $17.2 million gain on the sales of the Belvedere Apartments and The Park at 58 Apartments. The Company did not realize any gains from the sale of properties during the six months ended June 30, 2007.

Rental revenues increased by $3.2 million, or 27%, and $6.8 million, or 30%, from the three and six months ended June 30, 2006, respectively. Fiscal 2006 property acquisitions accounted for $2.7 million and $5.8 million of the respective increases. Rental revenues at the Company’s “same store” properties (properties owned for the entire 2006 period) increased by $480,000 and $920,000 from the three and six months ended June 30, 2006, an increase of 4%.

Funds from Operations (FFO) for the second quarter 2007 decreased by $818,000, or 27%, from the second quarter 2006 to $2.3 million, or $0.20 per share. The fiscal 2006 property acquisitions and increased same store operating income increased FFO in the second quarter by approximately $780,000. However, this benefit was offset by $1.6 million in costs associated with the evaluation of strategic alternatives. FFO for the six months ended June 30, 2007 decreased by $1.1 million, or 17%, from the same period in the prior year to $5.2 million, or $0.47 per share. FFO for the six month period ended June 30, 2007 benefited from $1.8 million due to the 2006 property acquisitions and increased same store operating income. This benefit was offset by $2.0 million in costs associated with the evaluation of strategic alternatives and by a $1.1 million reduction in interest income. Interest income decreased primarily due to the prepayment of a mezzanine loan investment in the first quarter of 2006 and reduced balances of restricted cash.

Looking Forward

“Although we incurred significant costs in connection with the evaluation of strategic alternatives, we are pleased with both the outcome of that process, specifically the signed merger agreement with an affiliate of Sentinel Real Estate Corporation, and the continued strength of our operations,” stated Jack Cassidy, APRO’s Chief Executive Officer. “We saw continued growth in rental revenues in the majority of our markets and controlled our same store operating expenses so that they only increased slightly from the prior year second quarter. As we proceed towards our planned merger, we continue to focus on improving property operations as well as working closely with Sentinel to ensure a smooth closing of the transaction.”

Information Regarding Proposed Merger with Sentinel Real Estate Corporation

As previously announced, on June 22, 2007 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sentinel Omaha LLC (the “Acquirer”) and Sentinel White Plains LLC, a wholly-owned subsidiary of the Acquirer (the “Acquisition Sub”), under which the Company will merge with and into the Acquisition Sub with the Acquisition Sub continuing as the surviving entity and as a wholly-owned subsidiary of the Acquirer (the “Merger”). As a result of the Merger, each issued and outstanding share of the Company’s common stock will be canceled and converted into the right to receive a cash payment of $25.30 per share. Prior to the effective date of the Merger, the Company will be permitted to continue to pay regular quarterly dividends, in the ordinary course of business consistent with past practice, at a rate not to exceed $0.27 per share per quarter and will be allowed to pay a final pro rata dividend for the interim period between the record date for the last quarterly dividend and the effective date of the Merger. The consummation of the Merger is subject to customary closing conditions, including the approval of the Merger by the Company’s shareholders. The Merger is not subject to a financing condition. The Merger Agreement contains termination rights for both the Company and the Acquirer.

Funds from Operations

The following sets forth a reconciliation of the Company’s net income as determined in accordance with GAAP and its FFO for the periods set forth (in thousands, except per share amounts):

	For the three months ended		For the six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Net income (loss)	$(1,767)	$17,304	$(2,858)	$17,475
Depreciation	3,377	2,414	6,705	4,610
In-place lease amortization	629	388	1,315	657
Depreciation and amortization of discontinued operations	—	143	53	402
Loss on redemption
of securities	22	53	22	53
Impairment of securities	—	23	—	367
Less: Gain on sales of property	—	(17,246)	—	(17,246)

FFO	$2,261	$3,079	$5,237	$6,318

Shares outstanding	11,046	11,036	11,046	11,036

FFO per share	$0.20	$0.28	$0.47	$0.57

The Company generally calculates FFO in accordance with the definition of FFO that is recommended by the National Association of Real Investment Trust (“NAREIT”). To calculate FFO under the NAREIT definition, depreciation and amortization expenses related to the Company’s real estate, gains or losses realized from the disposition of depreciable real estate assets, and certain extraordinary items are added back to the Company’s net income (loss). The Company has added back the 2006 impairment loss recognized on the Company’s agency securities and believes that this treatment is appropriate since NAREIT allows for the exclusion of gains and losses recognized in connection with the sale of a security in the determination of FFO. NAREIT does not specifically discuss how an impairment of a security should be handled.

The Company believes that FFO is an important non-GAAP measurement because FFO excludes the depreciation expense on real estate assets and real estate generally appreciates over time or maintains residual value to a much greater extent than other depreciable assets such as machinery or equipment. Additionally, other real estate companies, analysts and investors utilize FFO in analyzing the results of real estate companies.

While the Company uses the NAREIT definition of FFO, the Company’s FFO may not be comparable to other REITs or real estate companies with similar assets. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO. Real estate costs incurred in connection with real estate operations which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time whereas real estate costs that are expensed are accounted for as a current period expense. This affects FFO because costs that are accounted for as expenses reduce FFO. Conversely, real estate costs that are capitalized and depreciated are added back to net income to calculate FFO.

Although the Company considers FFO to be a useful measure of its operating performance, FFO should not be considered as an alternative to net income which is calculated in accordance with GAAP.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 32 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

Additional Information About the Proposed Merger and Where to Find It

The Company has filed a preliminary proxy statement relating to the proposed merger with the Securities and Exchange Commission. Once finalized, a definitive proxy statement will be sent to stockholders of the Company seeking approvals related to the proposed merger. The proxy statement contains information about the Company, the proposed merger and related matters to be voted on at the special meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. The proxy statement and other materials filed by the Company with the SEC are available free of charge at the SEC’s website at www.sec.gov or from the Company by directing a request to America First Apartment Investors, Inc., 1004 Farnam Street, Suite 100, Omaha, Nebraska 68102, Attention: Investor Relations (telephone 800-239-8787).

Participants in the Solicitation

The Company and its directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from the Company’s stockholders in connection with the approval of the proposed merger. Information about the Company’s directors and executive officers is available in the Company’s proxy statements and its Annual Reports on Form 10-K previously filed with the SEC. Additional information about the interests of potential participants will be included in the definitive proxy statement the Company will file with the SEC.

Contact:
For America First Apartment Investors, Inc.
Investor Relations, 800-239-8787 or
Jack Cassidy, 914-285-1825